ORRICK, HERRINGTON
                                   & SUTCLIFFE



                                            January 22, 1996



Pioneer Tax-Free State Series Trust
60 State Street
Boston, Massachusetts 02109

         Re:      Pioneer California Double Tax-Free Fund
                  Pioneer New York Triple Tax-Free Fund

Ladies and Gentlemen:

         We have acted as special California and New York tax counsel for Pioneer Tax- Free State Series Trust, a Massachusetts business trust (the "Trust"), on behalf of the Pioneer California Double Tax-Free Fund and Pioneer New York Triple Tax-Free Fund, series of the Trust, in connection with the preparation of Post-effective Amendment No. 4 to the Trust's Registration Statement under the Securities Act of 1933 (File No. 33-54306) and Amendment No. 5 to the Trust's Registration Statement under the Investment Company Act of 1940 (File No. 811-7336) on Form N-1A (as so amended, the "Registration Statement"). We hereby consent to the filing of this letter as an exhibit to such Registration Statement and to the reference to our firm under the captions "Dividends, Distributions and Taxation - State Taxation" in the Prospectus and "Tax-Status - California State and Local Tax Matters" and "Tax Status - New York State and Local Tax Matters" in the Statement of Additional Information which are parts of such Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                                            Very truly yours,



                                            ORRICK, HERRINGTON & SUTCLIFFE

                                            /s/Orrick, Herrington & Sutcliffe